As filed with the Securities and Exchange Commission on June 29, 2009.

Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	20-8579133
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1200 Urban Center Drive
Birmingham, Alabama	35242
(Address of Principal Executive Offices)	(Zip Code)

Vulcan Materials Company Thrift Plan for Salaried Employees
Vulcan Materials Company 401(k) and Profit Sharing Retirement Plan
(Full title of the plan)

Robert A. Wason IV, Esq.
Senior Vice President and General Counsel
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama  35242
(Name and address of agent for service)

(205) 298-3000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(1)(2)(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)

Common Stock, $1.00 par value (1)(2)	3,000,000 shares	$44.27	$132,810,000	$7,410.80

(1)
In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminable number of shares of common stock issuable under the plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)
The shares of Vulcan Materials Company common stock registered hereby include (a) 1,000,000 shares to be issued under the Vulcan Materials Company Thrift Plan for Salaried Employees and (b) 2,000,000 shares to be issued under the Vulcan Materials Company 401(k) and Profit Sharing Retirement Plan.

(3)
Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of computing the registration fee and based upon the average of the high and low prices per share of the common stock reported on the New York Stock Exchange composite transaction tape on June 25, 2009.

EXPLANATORY NOTE

This registration statement on Form S-8 covers the registration of 3,000,000 additional shares of common stock, par value $1.00 per share, of Vulcan Materials Company, a New Jersey corporation (the “Company”) in the aggregate, with (i) 1,000,000 shares issuable pursuant to the Vulcan Materials Company Thrift Plan for Salaried Employees (the “Thrift Plan”) and (ii) 2,000,000 shares issuable under the Vulcan Materials Company 401(k) and Profit Sharing Retirement Plan (the “401(k) Plan”). The registration statement also registers an indeterminate number of plan interests issuable under the Thrift Plan and the 401(k) Plan. Pursuant to General Instruction E to Form S-8, the Company incorporates by reference into this registrations statement, except to the extent that the items in this registration statement update such information contained therein, its earlier registration statement on Form S-8, File No. 333-147449, relating to the Thrift Plan and the 401(k) Plan.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).  The following documents, which are, or will be, on file with the Commission, are incorporated in this registration statement by reference:

(1)         The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 2, 2009.

(2)         The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the Commission on May 5, 2009.

(3)         The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 25, 2009.

(4)         The Company’s Current Reports on Form 8-K dated June 11, 2009, June 10, 2009, March 27, 2009, March 19, 2009, February 25, 2009, February 12, 2009 and January 23, 2009.

(5)         The description of the capital stock of the Company included in the Company’s registration statement on page 86 of Form S-4, as amended (Reg. No. 333-142060), filed with the Commission on July 13, 2007, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Robert A. Wason IV is the Senior Vice President and General Counsel of the Company and, as a result of such relationship, could be deemed to have a substantial interest in the Company.  In addition, Mr. Wason holds common stock of and employee stock options to purchase common stock of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Section 14A:3−5 of the New Jersey Business Corporation Act empowers a New Jersey corporation to indemnify present and former directors, officers, employees or agents of the corporation and certain other specified persons. Article IV of the By−Laws of the Registrant provides as follows:

(a)           Subject to the provisions of this Article IV, the corporation shall indemnify the following persons to the fullest extent permitted and in the manner provided by and the circumstances described in the laws of the State of New Jersey, including Section 14A:3−5 of the New Jersey Business Corporation Act and any amendments thereof or supplements thereto:

(i)	any person who is or was a director, officer, employee or agent of the corporation;

(ii)
any person who is or was a director, officer, employee or agent of any constituent corporation absorbed by the corporation in a consolidation or merger, but only to the extent that (A) the constituent corporation was obligated to indemnify such person at the effective date of the merger or consolidation or (B) the claim or potential claim of such person for indemnification was disclosed to the corporation and the operative merger or consolidation documents contain an express agreement by the corporation to pay the same;

(iii)
any person who is or was serving at the request of the corporation as director, officer, trustee, fiduciary, employee or agent of any other domestic or foreign corporation, or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, whether or not for profit; and

(iv)	the legal representative of any of the foregoing persons (collectively, a “Corporate Agent”).

(b)           Anything herein to the contrary notwithstanding, the corporation shall not be obligated under this Article IV to provide indemnification (i) to any bank, trust company, insurance company, partnership or other entity, or any director, officer, employee or agent thereof or (ii) to any other person who is not a director, officer or employee of the corporation, in respect of any service by such person or entity, whether at the request of the corporation or by agreement therewith, as investment advisor, actuary, custodian, trustee, fiduciary or consultant to any employee benefit plan.

(c)           To the extent that any right of indemnification granted hereunder requires any determination that a Corporate Agent shall have been successful on the merits or otherwise in any Proceeding (as hereinafter defined) or in defense of any claim, issue or matter therein, the Corporate Agent shall be deemed to have been “successful” if, without any settlement having been made by the Corporate Agent, (i) such Proceeding shall have been dismissed or otherwise terminated or abandoned without any judgment or order having been entered against the Corporate Agent, (ii) such claim, issue or other matter therein shall have been dismissed or otherwise eliminated or abandoned as against the Corporate Agent, or (iii) with respect to any threatened Proceeding, the Proceeding shall have been abandoned or there shall have been a failure for any reason to institute the Proceeding within a reasonable time after the same shall have been threatened or after any inquiry or investigation that could have led to any such Proceeding shall have been commenced. The Board of Directors or any authorized committee thereof shall have the right to determine what constitutes a “reasonable time” or an “abandonment” for purposes of this paragraph (c), and any such determination shall be conclusive and final.

(d)           To the extent that any right of indemnification granted hereunder shall require any determination that the Corporate Agent has been involved in a Proceeding by reason of his or her being or having been a Corporate Agent, the Corporate Agent shall be deemed to have been so involved if the Proceeding involves action allegedly taken by the Corporate Agent for the benefit of the corporation or in the performance of his or her duties or the course of his or her employment for the corporation.

(e)           If a Corporate Agent shall be a party defendant in a Proceeding, other than a Proceeding by or in the right of the corporation, and the Board of Directors or a duly authorized committee of disinterested directors shall determine that it is in the best interests of the corporation for the corporation to assume the defense of any such Proceeding, the board of Directors or such committee may authorize and direct that the corporation assume the defense of the Proceeding and pay all expenses in connection therewith without requiring such Corporate Agent to undertake to pay or repay any part thereof. Such assumption shall not affect the right of any such Corporate Agent to employ his or her own counsel or to recover indemnification under this By-law to the extent that he may be entitled thereto.

(f)           As used herein, the term “Proceeding” shall mean and include any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

(g)           The rights conferred upon indemnities under this Article IV shall not be exclusive of any other rights to which any Corporate Agent seeking indemnification hereunder may be entitled. The rights conferred upon indemnitees under this Article IV shall be contract rights that vest at the time of such person’s service to or at the request of the corporation and such rights shall continue as to an indemnitee who has ceased to be a Corporate Agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(h)           Any amendment, modification, alteration or repeal of this Article IV that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following Exhibits are filed as a part of the Registration Statement:

*4(a)	Certificate of Incorporation (Restated 2007) of Vulcan Material Company, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 16, 2007.
*4(b)	Amended and Restated By-laws of the Registrant effective as of October 10, 2008, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 14, 2008.
5(a)	Opinion of Robert A. Wason, IV as to the legality of the securities being registered.
23(a)	Consent of Deloitte & Touche LLP.
23(b)	Consent of Robert A. Wason, IV (contained in Exhibit 5(a)).
24	Powers of Attorney of certain directors.

* Incorporated by reference.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)           That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on June 29, 2009.

VULCAN MATERIALS COMPANY

By:	/s/ Donald M. James
Donald M. James
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald M. James	Chairman, Chief Executive	June 29, 2009
Donald M. James	Officer and Director
(Principal Executive Officer)

/s/ Daniel F. Sansone	Senior Vice President	June 29, 2009
Daniel F. Sansone	and
Chief Financial Officer
(Principal Financial Officer)

/s/ Ejaz A. Khan	Vice President, Controller	June 29, 2009
Ejaz A. Khan	and Chief Information Officer
(Principal Accounting Officer)

Philip J. Carroll, Jr.	Director

Phillip W. Farmer	Director

H. Allen Franklin	Director

Ann McLaughlin Korologos	Director

Douglas J. McGregor	Director

James V. Napier	Director

Richard T. O’Brien	Director

Donald B. Rice	Director

Vincent J. Trosino	Director

/s/ Robert A. Wason IV		June 29, 2009
Robert A. Wason IV
Attorney-in-Fact
For each of the Directors
Listed Above

INDEX TO EXHIBITS

Exhibit Number	Description

5(a)	Opinion of Robert A. Wason IV as to the legality of the securities being registered.
23(a)	Consent of Deloitte & Touche LLP.
23(b)	Consent of Robert A. Wason IV (contained in Exhibit 5(a)).
24	Powers of Attorney of certain Directors.